UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

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BENEFITFOCUS, INC.

(Name of Registrant as Specified in its Charter)

N/A

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100 Benefitfocus Way

Charleston, South Carolina 29492

Dear Fellow Stockholders of Benefitfocus, Inc.,

Benefitfocus, Inc. (the “Company”) recently provided you with a Proxy Statement, filed with the U.S. Securities and Exchange Commission on April 29, 2020 (the “Proxy Statement”), in connection with its Annual Meeting of Stockholders to be held on June 11, 2020. We, the Company’s Board of Directors (the “Board”), are writing to request your support for Proposal Two in the Proxy Statement, namely to approve an additional 1,500,000 shares of common stock for issuance under the Benefitfocus, Inc. Second Amended and Restated 2012 Stock Plan (the “Second Restated Plan”).

We are mindful of the burn rate and dilutive impact of our equity incentive programs. We have historically managed our burn rate well within industry standards. In light of the decline in our Company’s stock price and general economic conditions over recent months that led to our need for these additional shares, we have taken several steps to protect and increase stockholder value. In the first quarter of 2020, we announced a stock repurchase program of up to $20 million. To date, the Company has spent approximately $9 million on this program and repurchased 1 million shares. This repurchase program helps offset dilution of additional shares.

In addition, we have taken swift expense reduction actions to mitigate risks associated with COVID-19. These actions include reducing the net pay of our Executive Chairman and CEO to zero, reducing director compensation by 25%, reducing the salaries of senior executives by 20%, and reducing overall equity grants issued in 2020 by 25%. These actions were prudent and necessary in order to ensure the stability of the Company given the uncertainties surrounding COVID-19.

We also recently announced a preferred stock financing at an approximately 50% premium to our current common stock price, to bolster our balance sheet and further strengthen our Company to not just survive but thrive in these difficult times.

Benefitfocus must continue to recruit, incent, attract and retain employees during our transformation. While it is not clear we can effectively compete for technical and executive talent without meaningful equity awards, to attempt to do so would have a substantial impact on our overall cash compensation costs. Historically, we have been able to conservatively manage our cash compensation expense via our use of equity; currently, our cash compensation reflects market 50th percentile practice. Accommodating a low equity compensation approach might force us to increase our cash compensation levels to above market 75th percentile levels.

If not amended, the Board believes the remaining shares available under the Second Restated Plan will be insufficient to accomplish our purposes. As of May 1, 2020, the Second Restated Plan had approximately 1.7 million shares in reserve. Benefitfocus is a growth-oriented company. We believe that equity grants not only align employee and stockholder interests, but they also have a smaller impact on our current income and cash flow.

Accordingly, with respect to the upcoming Annual Meeting of Stockholders to be held on June 11, 2020, we request your vote:

•	FOR Proposal Two to amend the Benefitfocus, Inc. Second Amended and Restated 2012 Stock Plan to reserve an additional 1,500,000 shares of common stock for issuance thereunder.

Sincerely,

The Board of Directors of Benefitfocus, Inc.

Charleston, South Carolina

Dated: May 29, 2020

This information is first being released to Company stockholders on May 29, 2020 and should be read together with the Proxy Statement.